DECLARATION OF INTENTION
                                 AND CHARTER OF
                     SAGE LIFE ASSURANCE COMPANY OF NEW YORK

                            DECLARATION OF INTENTION

     We, the undersigned, all being natural persons over the age of twenty-one, and a majority of us being citizens of the United States, and at least three of us being residents of the State of New York, do hereby declare our intention to form a stock insurance corporation pursuant to the provisions of the Insurance Law of the State of New York for the purpose of transacting life insurance, annuities, and accident and health insurance business as authorized by paragraphs 1, 2 and 3, respectively, of Section 1113(a) of the Insurance Law of the State of New York, under the name "Sage Life Assurance Company of New York", and we do hereby make, sign, acknowledge and file this Declaration of Intention and adopt and set forth the proposed Charter of such corporation for the aforesaid purpose, as follows:

                                     CHARTER
                                    ARTICLE I
                                      NAME

     The name of the corporation shall be "Sage Life Assurance Company of New York".

                                   ARTICLE II
                                PRINCIPAL OFFICE

     The principal office of the corporation shall be located in the City of White Plains, County of Westchester and State of New York.

                                   ARTICLE III
                                     POWERS

     The corporation shall have the power to transact life insurance, annuities and accident and health insurance business as described in paragraphs 1, 2 and 3 of Section 1113(a) of the Insurance Law of the State of New York, as amended, to wit:



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     (1) Life insurance, meaning every insurance upon the lives of human beings, and every insurance appertaining thereto, including the granting of endowment benefits, additional benefits in the event of death by accident, additional benefits to safeguard the contract from lapse, accelerated payments of part or all of the death benefit or a special surrender value upon diagnosis (A) of terminal illness defined as a life expectancy of
     twelve   months  or  less,  or  (B)  of  a  medical   condition   requiring
     extraordinary medical care or treatment regardless of life expectancy, or provide a special surrender value, upon total and permanent disability of the insured, and optional modes of settlement of proceeds. "Life insurance" also includes additional benefits to safeguard the contract against lapse in the event of unemployment of the insured. Amounts paid the corporation for life insurance and proceeds applied under optional modes of settlement or under dividend options may be allocated by the corporation to one or more separate accounts pursuant to section four thousand two hundred forty of the New York Insurance Law;

     (2) Annuities, meaning all agreements to make periodical payments for a period certain or where the making or continuance of all or some of a series of such payments, or the amount of any such payment, depends upon the continuance of human life, except payments made under the authority of paragraph one hereof. Amounts paid the corporation to provide annuities and proceeds applied under optional modes of settlement or under dividend options may be allocated by the corporation to one or more separate accounts pursuant to section four thousand two hundred forty of the New York Insurance Law;

     (3) Accident and health insurance, meaning (A) insurance against death or personal injury by accident or by any specified kind or kinds of accident and insurance against sickness, ailment or bodily injury, including insurance providing disability benefits pursuant to article nine of the New York State Workers' Compensation Law, except as specified in item (B) hereof; and (B) non-cancellable disability insurance, meaning insurance against disability resulting from sickness, ailment or bodily injury (but excluding insurance solely against accidental injury) under any contract which does not give the corporation the option to cancel or otherwise terminate the contract at or after one year from its effective date or renewal date;

     and any amendments to such paragraphs or provisions in substitution therefor which may be hereafter adjusted. The corporation shall also have the power to effect reinsurance of risks taken by it, and to assume by way of reinsurance similar risks taken by other insurers and reinsurers. In addition, the corporation shall have the power to transact any other kind or kinds of business to the extent now or hereafter permitted for life insurance companies under the Insurance Law of the State of New York and necessarily or properly incidental to the kind or kinds of insurance business which the corporation is authorized to do.

                                   ARTICLE IV

                          EXERCISE OF CORPORATE POWERS


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     Section 1. The corporate powers shall be exercised by a Board of Directors, a President, one or more Vice Presidents, a Secretary and a Treasurer, and by such other officers and such committees as the Board of Directors may elect or appoint. The Directors shall have all of the qualifications, powers and authority and shall be subject to all of the limitations as set forth in the Insurance Law of the State of New York.

     Section 2. The Board of Directors shall have the power to make, alter, amend or repeal the bylaws of the corporation (except in those cases where stockholder action is required by law).

                                    ARTICLE V
                               NUMBER OF DIRECTORS

     The number of Directors shall be nine, except that the number of Directors shall be increased to thirteen within one year following the end of the calendar year in which the corporation exceeds one and one-half billion U.S. dollars in admitted assets.

                                   ARTICLE VI
                  PROVISIONS CONCERNING DIRECTORS AND OFFICERS

     Section 1. An election of Directors shall be held annually at a place and time specified by the Board of Directors on the first Tuesday of December, if not a legal holiday in the state of New York, and, if such day is a legal holiday, then on the next succeeding business day not a legal holiday at the corporation's principal office at 10:00 A.M. Each Director shall serve until his successor is elected and qualified.

     Section 2. The President, one or more Vice Presidents, a Secretary and a Treasurer shall be elected annually by the Directors at the first meeting of the Board of Directors held after the election of the Directors as provided in
Section 1 of this Article VI. Each of such officers shall hold office until the election of his successor. All other officers shall be elected or appointed by the Board of Directors, or in such manner as the By-laws may prescribe.

     Section 3. Whenever any vacancy or vacancies shall occur in the Board of Directors by death, resignation, removal or otherwise, a majority of the remaining members of the Board of Directors, at a meeting called for that purpose, or at any regular meeting, shall elect a Director or Directors to fill the vacancy or vacancies thus occasioned, and each Director so elected shall serve until his successor is elected and is qualified. If, because of any vacancy or vacancies in the Board of Directors, the number of Directors shall be less than nine (or such larger number to which the number of Directors of the corporation is increased pursuant to this Charter), the corporation shall not for that reason be dissolved, but every Director shall continue to hold office and discharge his duties until his successor shall have been elected and qualified.

     Section 4. Vacancies in any office may be filled for the remainder of the term in which the same shall occur by a majority vote of the Board of Directors.

     Section 5. At all times, a majority of Directors shall be citizens and residents of the United States, not less than three Directors shall be residents of New York and no Director shall be less than twenty-one years of age. At least four Directors or one-third of the Board of Directors, whichever is greater, shall be persons who are not officers or employees of the corporation or any entity controlling, controlled by, or under common control with the corporation and who are not beneficial owners of a controlling interest in the voting stock of the corporation or any such entity. Directors need not be stockholders.

                                   ARTICLE VII
                                INITIAL DIRECTORS

     The names and post office residence addresses of the Directors who shall serve until the first annual meeting of stockholders and until their successors are duly elected are:

           Names                                                           Addresses
James F. Bronsdon                                                    28 Stephana Lane
                                                                     Waterbury, Connecticut 06710

Mitchell R. Katcher                                                  119 Haviland Road
                                                                     Stamford, Connecticut 06903

Robert J. Kiggins                                                    211 Eastland Avenue
                                                                     Pelham, New York 10803

Robin I. Marsden                                                     1 Edgewood Place
                                                                     Greenwich, Connecticut 06830

Paul C. Meyer                                                        30 West Orchard Road
                                                                     Chappaqua, New York 10514

Margaret A. Petrie                                                   99 Locust Ridge
                                                                     Cross River, New York 10518

Ronald S. Scowby                                                     187 Kent Road
                                                                     Warren, Connecticut 06754

H. Louis Shill                                                       3 Nettleton Road
                                                                       Cape Town
                                                                     South Africa 8001

Richard D. Starr                                                     22507 S.E. 47th Place
                                                                     Issaquah, Washington 98027



                                  ARTICLE VIII

                                    DURATION


     The duration of the existence of the corporation shall be perpetual.

                                   ARTICLE IX
                                     CAPITAL

     The amount of the capital of the corporation shall be two million dollars ($2,000,000), which shall consist of two thousand (2,000) shares of Common Stock with a par value of one thousand dollars ($1,000.00) per share.

                                    ARTICLE X
                                   EXCULPATION

     No Director shall be personally liable to the corporation or any of its stockholders for damages for any breach of duty as a Director; provided, however, that the foregoing provision shall not eliminate or limit the liability of a Director if a judgment or other final adjudication adverse to him or her establishes that his or her acts or omissions were in bad faith or involved intentional misconduct or were acts or omissions (i) that he or she knew or reasonably should have known violated the New York Insurance Law or (ii) that violated a specific standard of care imposed on Directors directly, and not by reference, by a provision of the New York Insurance Law (or any regulations promulgated thereunder) or (iii) that constituted a knowing violation of any other law, or establishes that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

     IN WITNESS WHEREOF, the undersigned hereby make, sign and acknowledge this Declaration of Intention and Charter.


JAMES F. BRONSDON


STATE OF                            )
                                    ) ss:.
COUNTY OF                           )


     On March , 1998, before me personally came James F. Bronsdon, to me personally known and known to me to be the person who executed the foregoing instrument, and he duly acknowledged before me that he executed the same.

                                                                   Notary Public



MITCHELL R. KATCHER


STATE OF                            )

                                    ) ss:.
COUNTY OF                           )


     On March , 1998, before me personally came Mitchell R. Katcher, to me personally known and known to me to be the person who executed the foregoing instrument, and he duly acknowledged before me that he executed the same.

                                                                   Notary Public



ROBERT J. KIGGINS


STATE OF                            )
                                    ) ss:.
COUNTY OF                           )


     On March , 1998, before me personally came Robert J. Kiggins, to me personally known and known to me to be the person who executed the foregoing instrument, and he duly acknowledged before me that he executed the same.

                                                            Notary Public



ROBIN I. MARSDEN


STATE OF                            )
                                    ) ss:.
COUNTY OF                           )


     On March , 1998, before me personally came Robin I. Marsden, to me personally known and known to me to be the person who executed the foregoing instrument, and he duly acknowledged before me that he executed the same.

                                                            Notary Public



PAUL C. MEYER


STATE OF                            )
                                    ) ss:.
COUNTY OF                           )

     On March , 1998, before me personally came Paul C. Meyer, to me personally known and known to me to be the person who executed the foregoing instrument, and he duly acknowledged before me that he executed the same.

                                                           Notary Public



MARGARET A. PETRIE


STATE OF                            )
                                    ) ss:.
COUNTY OF                           )


                  On March , 1998, before me personally came Margaret A. Petrie, to me personally known and known to me to be the person who executed the foregoing instrument, and she duly acknowledged before me that she executed the same.

                                                           Notary Public



RONALD S. SCOWBY


STATE OF                            )
                                    ) ss:.
COUNTY OF                           )


     On March , 1998, before me personally came Ronald S. Scowby, to me personally known and known to me to be the person who executed the foregoing instrument, and she duly acknowledged before me that she executed the same.

                                                           Notary Public



H. LOUIS SHILL


STATE OF                            )
                                    ) ss:.
COUNTY OF                           )


     On March , 1998, before me personally came H. Louis Shill, to me personally known and known to me to be the person who executed the foregoing instrument, and she duly acknowledged before me that she executed the same.

                                                           Notary Public



RICHARD D. STARR


STATE OF                            )
                                    ) ss:.
COUNTY OF                           )


     On March , 1998, before me personally came Richard D. Starr, to me personally known and known to me to be the person who executed the foregoing instrument, and he duly acknowledged before me that he executed the same.

                                                            Notary Public